AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 5, 2019 (the “Amendment Date”) by and between Shutterstock, Inc., a Delaware corporation, including all direct and indirect subsidiaries and affiliated entities (collectively, the “Company”) and Lisa Nadler (the “Executive”) and sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).
WHEREAS, the Executive and Company were parties to that certain Employment Agreement, dated June 27, 2017 (the “Initial Employment Agreement”); and
WHEREAS, the Executive and the Company intend to amend and restate the Initial Employment Agreement in its entirety on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Duties and Scope of Employment.
(a)    At-Will Employment. Executive commenced full-time Employment with the Company effective as of July 10, 2017 (the “Effective Start Date”) and the terms of such Employment will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.
(b)    Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Human Resources Officer, or a position with the duties and functions similar to those held by the Chief Human Resources Officer. Executive will report to the Chief Executive Officer, President, Chief Operating Officer or principal executive officer, as the case may be, or to such other person as the Company subsequently may determine from time to time (your “Supervisor”), and Executive’s employment will be located at the Company’s principal office in New York City, New York. Executive will perform the duties and responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor from time to time.
(c)    Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written approval of Executive’s Supervisor (which approval shall not be unreasonably withheld), act or serve as a director, trustee, or committee member of any non-profit, civic, or charitable organization, as long as such activities are disclosed in writing to the Company’s General Counsel in accordance with the Company’s policies and rules, with a copy of such notice to the Board of Directors, (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and (c) deliver lectures, fulfill speaking engagements, teach at educational institution or manage personal investments; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive may serve on the board of directors of unaffiliated companies that are not competitive with the business of the Company to the extent such service or participation does not interfere with Executive’s employment or duties under this Agreement and that Executive has advised Executive’s Supervisor and the Board at least thirty (30) days prior to commencing service, and the Executive’s Supervisor and the Board have consented (which consent shall not be unreasonably withheld) to, such additional corporate board service. Executive shall comply with the Company’s policies, procedures and rules, as they may be in effect from time to time during Executive’s Employment.
(d)    Confidentiality. All information learned or developed by the Executive during the course of the Executive’s employment by the Company or any subsidiary thereof will be deemed “Confidential Information” under the terms of this Agreement. The Executive will not disclose to any person at any time or use in any way, except as directed by the Company, either during or after the employment of the Executive by the Company, any Confidential Information. The foregoing restrictions shall not apply to information which is or becomes part of the public domain though no act or failure to act by the Executive. In addition to the foregoing, in the process of the Executive’s employment with the Company, or thereafter, under no condition is the Executive to use or disclose to the Company, or incorporate or use in any of Executive’s work for the Company, any confidential information imparted to the Executive or with which Executive may have come into contact while in the employ of Executive’s former employer(s).
(i)    Pursuant to 18 U.S.C. § 1833(b), Executive acknowledges that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
2.Cash and Incentive Compensation.
(a)    Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $500,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. Executive’s Base Salary will be subject to review and adjustments by the Compensation Committee of the Board (the “Committee”), in its sole discretion, upon recommendation of Executive’s Supervisor and in connection with the Company’s normal performance review process. The annual compensation specified in this subsection (a), together with any modifications to such compensation made from time to time, is referred to in this Agreement as the “Base Salary.”
(b)    Cash Incentive Bonus. Executive will be eligible to earn an annual cash incentive bonus (the “Cash Bonus”), less all required tax withholdings and other applicable deductions, each calendar year during the Employment Period based upon the achievement of objective or subjective criteria (collectively, the “Performance Goals”) established by the Company in connection with the Company’s annual short term incentive compensation plan and approved by the Company’s Board of Directors (the “Board”), any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable in its sole discretion. The initial target amount for any such Cash Bonus will be 50% of Executive’s Base Salary (the “Target Bonus Percentage”). Executive’s Target Bonus Percentage for any subsequent year may be adjusted, as recommended by your Supervisor and determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. Executive’s Cash Bonus for the first calendar year of service will be pro-rated for a partial year of service.
3.Recoupment. The incentive compensation payable to Executive pursuant to this Agreement hereof shall be subject to reduction, cancellation, forfeiture or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by the Company pursuant to such law, regulation or listing requirement from time to time.
4.Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.
5.Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder. In order to receive any such reimbursement, the Executive must comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.
6.Rights Upon Termination. Except as expressly provided in Section 7, upon the termination of Executive’s Employment for any reason, Executive shall only be entitled to (i) the benefits accrued or earned in accordance with any applicable Company-provided plans, policies, and arrangements for the period immediately preceding the effective date of the termination of Employment and (ii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).
7.Termination Benefits.
(a)    Termination without Cause not in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death at any time other than during the twelve (12)-month period immediately following a Change in Control, then, subject to Section 8, Executive will receive the following severance benefits from the Company:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Commencing on the sixtieth day after the date of the Executive’s termination of employment, the Company shall continue to pay the Executive the Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment, for the Severance Period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures; provided, however, that any such salary otherwise payable during the 60-day period immediately following the date of such termination of employment shall be paid to the Executive in the first payroll cycle following the sixtieth day following Executive’s termination of employment..
(iii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(iv)    Equity. If the Executive’s termination date is at least twelve (12) months following the Effective Start Date, all of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.
(v)    Pro-Rated Bonus Payment. Executive will receive a pro-rated annual bonus for the fiscal year in which Executive terminates employment equal to (x) the annual bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year, if any, multiplied by (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during the fiscal year including the Termination Date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive terminated employment, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.
(b)    Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If at the same time of, or during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 7(a) above:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Executive will receive a lump sum severance payment equal to twelve (12) months’ of Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment, less all required tax withholdings and other applicable deductions, which will be paid sixty days following such termination of employment.
(iii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(iv)    Equity. Unless otherwise set forth in a performance restricted stock unit award agreement, all of Executive’s unvested and outstanding equity awards shall immediately vest and become exercisable as of the date Executive’s Release (as defined in Section 8 herein) actually becomes effective.
(v)    Target Bonus Payment. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus amount for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.
(c)    Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason at the time of or during the twelve (12) month period immediately following a Change of Control), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law) pursuant to this Section 7(c).
(d)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 7 of this Agreement or pursuant to written equity award agreements with the Company.
(e)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
8.Conditions to Receipt of Severance.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 7 of this Agreement, other than, for the avoidance of doubt, the Accrued Benefits, is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 8(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 7, (ii) the date the Release becomes effective, or (iii) Section 8(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.
(b)    Non-Disclosure Agreement. As a condition to employment and to Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive’s continued compliance with the requirements set for in the Non-Disclosure Agreement (as defined in Section 11(a) below).
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
(iv)    Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)    To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vi)    The payments and benefits provided under Sections 7(a) and 7(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
9.Cooperation. Following the Employment Period, regardless of the reason for the termination of Executive’s Employment, the Executive shall give the Executive’s assistance and cooperation willingly, upon reasonable advance notice, in any matter relating to the Executive’s position with the Company, or the Executive’s expertise or experience as the Company may reasonably request, including but not limited to the Executive’s assistance in transitioning the Executive’s duties and responsibilities, the Executive’s provision of information regarding any Company matters relevant to the Executive’s role, and the Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which the Executive was involved or potentially had knowledge by virtue of the Executive’s employment with the Company. When making a request for assistance and/or cooperation in accordance with this Section 9, the Company shall make reasonable efforts to give due consideration to the Executive’s other business or personal commitments and to not materially interfere with the Executive’s services to a subsequent employer.
10.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” means:
(i)    Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;
(ii)    Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;
(iii)    Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;
(iv)    Executive’s alcohol abuse or other substance abuse;
(v)    Executive’s unauthorized use or disclosure of any proprietary information or trade secrets (other than as explicitly set forth in this Agreement) of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
(vi)    Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.
(b)    Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Company’s Amended and Restated 2012 Omnibus Equity Incentive Plan, provided that any such event constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5)(i).
(c)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(d)    Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.
(e)    Good Reason. “Good Reason” means the occurrence, without Executive’s consent, of one or more of the following:
(i)    A material reduction in Executive’s duties, authorities or responsibilities, relative to Executive’s duties, authorities or responsibilities in effect as of the date of the Initial Employment Agreement; provided, however, that not being named the Chief Human Resources Officer of the acquiring corporation following a Change in Control of the Company will not constitute Good Reason;
(ii)    A material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation;
(iii)    A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from Executive’s then-present work location will not be considered a material change in geographic location; or
(iv)    A material breach by the Company of a material provision of this Agreement;
in each case, only if Executive provides notice in accordance with Section 14(c) to the Company of the existence of the applicable condition described in Section 10(e), specifically identifying the acts or omissions, within thirty (30) days of the Executive’s knowledge of the initial existence of the condition, the Company fails to remedy the condition within thirty (30) days thereafter, and within the (30) day period immediately following such failure to remedy, you elect to terminate your Employment.
(f)    Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(g)    Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
(h)    Severance Period. “Severance Period” shall mean twelve (12) months.
11.Pre-Employment Conditions.
(a)    Non-Disclosure Agreement. Executive’s acceptance of this offer and Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s non-disclosure agreement (the “Non-Disclosure Agreement”), prior to or on Executive’s Effective Start Date.
(b)    Right to Work. For purposes of federal immigration law, you will be required, if you have not already, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Effective Start Date, or our Employment relationship with you may be terminated.
(c)    Verification of Information. This Agreement is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for Employment. By accepting this Agreement, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.
12.Arbitration.
(a)    Arbitration. In consideration of your Employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of any compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration.
(b)    Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, New York Equal Rights Law, New York Whistleblower Protection Law, New York Family Leave Law, New York Equal Pay Law, the New York City Human Rights Law, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(c)    Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to determine the scope of any necessary discovery and to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall apply substantive New York law to any dispute or claim, without reference to the rules of conflict of law. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in New York County, New York.
(d)    Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.
(e)    Administrative Relief. You are not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, you may not pursue court action regarding any such claim, except as permitted by law.
(f)    Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.
13.Successors.
(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.
(b)    Your Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
14.Miscellaneous Provisions.
(a)    Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.
(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)    Notice.
(i)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(ii)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.
(d)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Non-Disclosure Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law.
(h)    Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(i)    No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
(j)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your personal attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
(k)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.
SHUTTERSTOCK, INC.
By:/s/Heidi Garfield
(Signature)
Name: Heidi Garfield
Title: General Counsel

EXECUTIVE:
/S/ LISA NADLER
            Name: Lisa Nadler

19548162.2